SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:
Preliminary Proxy Statement [x]
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

Insured Municipal Income Fund. Inc.
(Name of Registrant as Specified in Its Charter)

Bulldog Investors General Partnership
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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No fee required [x].

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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PROXY STATEMENT OF BULLDOG INVESTORS GENERAL PARTNERSHIP IN OPPOSITION TO THE
SOLICITATION BY THE BOARD OF DIRECTORS OF INSURED MUNICIPAL INCOME FUND INC. AT THE ANNUAL MEETING OF SHAREHOLDERS ON JULY 17, 2008

Bulldog Investors General Partnership (?BIGP?) is sending this proxy statement and the enclosed GREEN proxy card to stockholders of Insured Municipal Income Fund Inc. (the ?Fund?) of record as of May 16, 2008. We are soliciting a proxy to vote your shares at the Annual Meeting of Shareholders (the ?Meeting?) which is scheduled for July 17, 2008. Please refer to the Fund?s proxy soliciting material for additional information concerning the Meeting and the matters to be considered by shareholders including the election of Directors. This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders on or about June --, 2008.

INTRODUCTION

There are two matters to be voted upon at the Meeting: (1) the election of six directors; and (2) a shareholder proposal to open-end the Fund. We are soliciting a proxy to vote your shares (1) FOR the election of our six nominees as Directors and (2) FOR the shareholder proposal.
REASONS FOR THE SOLICITATION
The Fund?s common shares have long traded at a sizeable discount to net asset value. In addition, shareholders of the Fund?s auction preferred shares (?APS?) are suffering from illiquidity a result of the breakdown of the auction mechanism. Open-ending or liquidating the Fund would afford both classes of shareholders with an opportunity to realize the full value of their investment. We have asked to meet with the board to discuss the advantages and disadvantages of open-ending the Fund but the board has declined to meet with us. Consequently, we are seeking to elect directors that will consider open-ending the Fund if the open-ending proposal is supported by shareholders.
HOW PROXIES WILL BE VOTED
If you complete and return a GREEN proxy card to us and unless you direct otherwise your shares will be voted FOR the election of the nominees named below and FOR the shareholder proposal to enable shareholders to realize net asset NAV for their shares. In addition, you will be granting the proxy holders discretionary authority to vote on any other matters that may come before the Meeting including matters relating to the conduct of the Meeting.

VOTING REQUIREMENTS

A quorum is a majority of the total shares outstanding. In addition, a quorum for the election of the two directors to be elected solely by the Fund?s APS is a majority of the APS outstanding. A plurality of the votes cast is sufficient to elect a director. The shareholders of the common and APS voting together will elect four directors and the APS shareholders voting separately will elect two directors. Approval of the open-ending proposal requires the affirmative vote of a majority of the votes cast by all shareholders. Abstentions will be ignored in determining the votes cast with respect to the shareholder proposal.
REVOCATION OF PROXIES
You may revoke any proxy prior to its exercise by: (i) delivering a written revocation to us; (ii) executing and delivering a later dated proxy; or (iii) voting in person at the Meeting. Attendance at the Meeting will not in and of itself revoke a proxy. There is no limit on the number of times you may revoke your proxy before it is exercised. Only your latest dated proxy will be counted.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Meeting, a representative of one of our general partners intends to nominate the six persons named below for election as Directors. Each nominee has consented to being named in this proxy statement and to serve as a Director if elected. Messrs. Goodstein and Samuels are the nominees for the seats that will be elected solely by shareholders of the APS. There are no arrangements or understandings between BIGP or any partner of BIGP and any nominee in connection with the nominations nor do we know of any material conflicts of interest that would prevent any nominee from acting in the best interest of the Fund. Please refer to the Fund?s proxy soliciting material for additional information concerning the election of Directors.

Phillip Goldstein (born 1945); 60 Heritage Drive, Pleasantville, NY 10570 ? Since 1992, Mr. Goldstein has been an investment advisor and a principal of the general partner of five investment partnerships in the Bulldog Investors group of funds: Opportunity Partners L.P., Opportunity Income Plus Fund L.P., Full Value Partners L.P., Full Value Offshore Ltd. and Full Value Special Situations Fund L.P. He has been a director of the Mexico Equity and Income Fund since 2000, Brantley Capital Corporation since 2001 and ASA Ltd since 2008.

Gerald Hellerman ( born 1937 ); 5431 NW 21st Avenue, Boca Raton, FL 33496 ? Mr. Hellerman is a director of MVC Acquisition Corp. and is a director and Chairman of the Audit Committee of MVC Capital, Inc. Mr. Hellerman owns and has served as Managing Director of Hellerman Associates, a financial and corporate consulting firm, since the firm?s inception in 1993. He currently serves as a director, chief financial officer and chief compliance officer for The Mexico Equity and Income Fund, Inc. (NYSE: MXE), and is a manager and Chairman of the Audit Committee of the Old Mutual Absolute Return and Emerging Managers fund complex, which consists of six funds, a director of Brantley Capital Corporation and a director and Chairman of the Audit Committee of AirNet Systems, Inc.
Rajeev Das (born 1968); 68 Lafayette Ave., Dumont, NJ 07628 -- Principal of Bulldog Investors, a group of investment funds and Managing Member of the general partner of Opportunity Income Plus L.P.; Currently director of Mexico Equity and Income Fund, Inc. (since 2001) In 2006 served as director of Brantley Capital.
Andrew Dakos (born 1966); Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663 ? Mr. Dakos is a self-employed investment advisor and a principal of the general partner of five investment partnerships in the Bulldog Investors group of funds: Opportunity Partners L.P., Opportunity Income Plus Fund L.P., Full Value Partners L.P., Full Value Special Situations Fund L.P., and Full Value Offshore L.P. He has been a director of the Mexico Equity and Income Fund since 2001 and Brantley Capital Corporation since 2007.

Glenn Goodstein (born 1963); 2308 Camino Robledo, Carlsbad, CA 92009 ? Mr. Goodstein is a registered investment advisor and managing member of the general partner of Mercury Partners LP, an investment partnership. He is a director of Mexico Equity and Income Fund.

Steve Samuels (born 1956); 72 Coleytown Road, Westport, CT 06880 -- Mr. Samuels is a principal of the general partner of five investment partnerships in the Bulldog Investors group of funds: Opportunity Partners L.P., Opportunity Income Plus Fund L.P., Full Value Partners L.P., Full Value Special Situations Fund L.P., and Full Value Offshore L.P.

None of our nominees is an interested person of the Fund nor does any nominee personally own any shares of the Fund except that Mr. Goldstein and his wife jointly beneficially own ------ common shares which were purchased between -- ------ and -------- and Mr. Das and his wife beneficially own 1700 shares which were purchased between November 2007 and April 2008. Clients of Mr. Goodstein own ------- common shares. Each nominee other than Mr. Hellerman is a principal of one or more of the entities that are general partners of BIGP which beneficially owns ------ common shares of the Fund which were purchased between ------- and -------. There have been no sales of shares by any of the aforementioned persons.

Unless instructions to the contrary are given, your proxy will be voted in favor of each of the aforementioned nominees except that only those proxies given by shareholders of the APS will be voted for. Messrs. Goodstein and Samuels

PROPOSAL 2: A RECOMENDATION TO CONVERT THE FUND INTO AN OPEN-END FUND.

The Fund?s common shares have long traded at a sizeable discount to net asset value. In addition, shareholders of the Fund?s APS are suffering from illiquidity as a result of the breakdown of the auction mechanism. Open-ending or liquidating the Fund would afford both classes of shareholders with an opportunity to realize the full value of their investment. This proposal, if adopted, is not binding on the board. Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

THE SOLICITATION

Persons affiliated with or employed by BIGP or its affiliates may assist us in the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of common and preferred shares for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we will bear all of the expenses related to this proxy solicitation. Because we believe that all shareholders will benefit from this solicitation, we intend to seek, subject to any applicable regulatory requirements, reimbursement of our expenses from the Fund. Shareholders will not be asked to vote on the reimbursement of our solicitation expenses which we estimate will be $75,000.

Litigation
On January 31, 2007, the Acting Director of the Securities Division of the Massachusetts Secretary of State (the ?Securities Division?) filed a complaint against Bulldog Investors, Messrs. Goldstein, Samuels, Dakos and Das and certain related parties (the ?Bulldog Parties?) alleging that they violated Massachusetts law by making information about certain unregistered investments available on their website and by sending material about such investments to an individual who requested such material. On October 17, 2007, the Securities Division issued a cease and desist order based on the same allegations and ordered that a fine be imposed on the Bulldog Parties of $25,000, but stayed the imposition of sanctions until the Superior Court issued a ruling on the Bulldog Parties? motion described below. The Bulldog Parties have filed a timely appeal of this ruling.
The Bulldog Parties also filed a lawsuit in Massachusetts Superior Court to enjoin the Securities Division?s enforcement action on, among others grounds, that it violates the Bulldog Parties? right of free speech under the First Amendment. On December 21, 2007, the Massachusetts Superior Court ruled that information communicated by the Bulldog Parties ?has not been shown to be either misleading or related to unlawful activity? but denied the Bulldog Parties? motion for a preliminary injunction because ?the Court is not in the position of evaluating evidence and making ultimate findings as it would do after trial.? The Bulldog Parties have filed an appeal of the denial by the Massachusetts Superior Court of their motion for a preliminary injunction and also intend to vigorously pursue their claim at trial.
BIGP is the soliciting stockholder. As of June --, 2008, BIGP?s general partners and its affiliated persons beneficially owned ------- common shares
of the Fund, all of which were purchased between ------- and ------.   As
noted above, each nominee other than Mr. Hellerman is a principal of one or more of the entities that are general partners of BIGP.

June --, 2008


PROXY CARD

Proxy Solicited in Opposition to the Board of Directors of Insured Municipal Income Fund Inc. (the ?Fund?) by Bulldog Investors General Partnership (?BIGP?) for the 2008 Annual Meeting of Shareholders

The undersigned hereby appoints Phillip Goldstein, Rajeev Das, Andrew Dakos, and Tom Antonucci and each of them, as the undersigned?s proxies, with full power of substitution, to attend the 2008 Annual Meeting of Shareholders of the Fund and any adjourned or postponed Meeting, and to vote on all matters that come before the Meeting the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS:  Mark votes by placing an ?x? in the appropriate [  ].)

1.	ELECTION OF SIX DIRECTORS

[ ] FOR ANDREW DAKOS 		[ ] WITHHOLD AUTHORITY

[ ] FOR PHILLIP GOLDSTEIN 	[ ] WITHHOLD AUTHORITY

[ ] FOR GERALD HELLERMAN 	[ ] WITHHOLD AUTHORITY

[ ] FOR RAJEEV DAS 		[ ] WITHHOLD AUTHORITY

[ ] FOR GLENN GOODSTEIN 	[ ] WITHHOLD AUTHORITY

[ ] FOR STEVE SAMUELS		[ ] WITHHOLD AUTHORITY


2.	A RECOMENDATION TO CONVERT THE FUND INTO AN OPEN-END FUND

FOR [   ]			AGAINST [   ]			ABSTAIN [   ]

Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the nominees named above and FOR Proposal 2. The undersigned hereby acknowledges receipt of the proxy statement dated June --, 2008 of BIGP and revokes any proxy previously executed.




Signature(s)_______________________  	Dated: _____________